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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2006 relating to the consolidated balance sheet of L-1 Identity Solutions, Inc (formally Viisage Technology, Inc.) (the ‘‘Company’’) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the two years in the period ended December 31, 2005, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of the Registration Statement.

/s/ BDO Seidman, LLP
Boston, Massachusetts
October 12, 2007